UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2020

MADISON SQUARE GARDEN SPORTS CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-36900	47-3373056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Penn Plaza, New York, New York	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 465-4111

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	MSGS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 25, 2020, Madison Square Garden Sports Corp. (the “Company”) amended its by-laws (the “Amended By-Laws”), effective immediately. The Amended By-Laws include the following changes:

•	Article I Section 6 was amended to add language to make the Board of Director’s (the “Board”) ability to schedule virtual stockholder meetings more explicit and to address certain mechanical aspects of holding a remote meeting (e.g., enhanced language on how the Company may provide notice to stockholders and the ability to provide stockholder lists remotely);

•	Article I Section 6 was amended to add clarifying language that Board approval is not necessary for the Company to appoint an inspector of election for stockholder meetings;

•	Article I Section 6 was amended to add clarifying language about adjournment procedures, namely that adjournment is permitted at any meeting of stockholders if announced at the meeting at which the adjournment is taken, and that notice will be given if the adjournment is for more than thirty days or if a new record date is fixed after the adjournment;

•	Article I Section 6 was amended to add clarifying language regarding how to proceed at a meeting of stockholders in the absence of a quorum by one class of stockholders, namely allowing adjournment by majority vote of the relevant class of stockholders or by the Chairperson of the meeting;

•	Article I Section 6 was amended to require additional detail in the notice submitted by a stockholder in connection with a stockholder proposal or director nomination under the Company’s advance notice bylaws, namely that the stockholder must provide its derivative holdings with respect to the Company’s stock, a description of any arrangements with other persons relating to the proposal, the text of any proposed resolution the stockholder is seeking to put forth and certain representations that the holder is entitled to submit the proposal;

•	Article II Section 3 was amended to add clarifying language with respect to filling director vacancies on the Board on an interim basis, namely that the bylaw provision is subject to any related requirements in the certificate of incorporation and that the provision applies to directors who are appointed as well as elected to fill vacancies;

•	Article II Section 3 was amended to add clarifying language that director resignations take effect once delivered to the Company unless the resignation specifies a later effective date or an effective date determined upon the happening of an event; and

•	Article II Section 8 was amended to allow a committee duly constituted by the Board that was initially comprised of two or more members to continue as a committee of one member if the other members are no longer able to serve on the committee due, in addition to death or incapacitation, to resignation from the Board or failure to meet the qualifications for service on the relevant committee, in each case unless the Board determines otherwise.

The above description does not purport to be complete and is qualified in its entirety by reference to the Amended By-Laws, which are attached as Exhibit 3.1 hereto and incorporated into this Item 5.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended By-Laws of the Company, effective June 25, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON SQUARE GARDEN SPORTS CORP. (Registrant)

By:	/s/ Mark C. Cresitello
Name:	Mark C. Cresitello
Title:	Senior Vice President, Associate General Counsel and Secretary

Dated: June 26, 2020